Exhibit 99.1

News Release Contact: Michael A. Kuglin Chief Financial Officer & Chief Accounting Officer P.O. Box 206, Whippany, NJ 07981-0206 Phone: 973-503-9252

FOR IMMEDIATE RELEASE

Suburban Propane Partners, L.P.

Announces Third Quarter Results

Whippany, New Jersey, August 8, 2019 -- Suburban Propane Partners, L.P. (NYSE:SPH), a nationwide distributor of propane, fuel oil and related products and services, as well as a marketer of natural gas and electricity, today announced earnings for its third quarter ended June 29, 2019.

Consistent with the seasonal nature of its businesses, the Partnership typically experiences a net loss in the third quarter of its fiscal year.  Net loss for the third quarter of fiscal 2019 was $29.0 million, or $0.47 per Common Unit, compared to a net loss of $16.6 million, or $0.27 per Common Unit, in the 2018 third quarter.  Excluding the effects of unrealized (non-cash) mark-to-market adjustments on derivative instruments in both years, adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA, as defined and reconciled below) amounted to $20.1 million for the third quarter of fiscal 2019, compared to $30.5 million in the prior year third quarter.

In announcing these results, President and Chief Executive Officer Michael A. Stivala said, “We were very pleased to deliver another solid quarter, roughly in line with our expectations for this counter-seasonal period.  During the quarter, we made good strides on our stated strategic goals, utilizing excess cash flows in a balanced way to strengthen the balance sheet and invest in growth. Specifically, we reduced debt by more than $16 million and invested $11 million in two high quality propane acquisitions in strategic markets.  From an earnings perspective, the third quarter of fiscal 2018 benefited from unusually strong heat-related customer demand resulting from an extended winter season with significantly colder than normal average temperatures throughout the month of April 2018. By contrast, the fiscal 2019 third quarter was more reflective of traditional counter-seasonal customer activity. Our operations personnel continue to do an outstanding job delivering exceptional service to our customers, effectively managing pricing in a declining commodity price environment and focusing on our customer base growth and retention initiatives.”

Mr. Stivala added, “We also launched a brand refresh during the quarter. The new brand elements emphasize our commitment to excellence for the comfort and safety of our customers, our devotion to the safety and career development of our dedicated employees, our philanthropic efforts to give back to the communities we serve through our SuburbanCares initiative and the inherent environmental benefits of using propane as a clean energy source for a sustainable future.”

Retail propane gallons sold in the third quarter of fiscal 2019 of 73.8 million gallons decreased 8.3% compared to the prior year third quarter. Volumes in the third quarter of fiscal 2019 were negatively impacted by significantly warmer temperatures during the month of April, whereas volumes in April 2018 benefited from considerably cooler temperatures that resulted in unusually strong heat-related demand.  Average temperatures (as measured by heating degree days) for April 2019 were 17% warmer than normal and 33% warmer than April 2018.  Overall, average temperatures across all of the Partnership’s service territories for the third quarter of fiscal 2019 were 12% warmer than normal and 8% warmer than the prior year third quarter.

Revenues in the third quarter of fiscal 2019 of $214.2 million decreased $27.7 million, or 11.5%, compared to the prior year third quarter, primarily due to lower propane volumes sold combined with lower retail selling prices associated with lower wholesale product costs.  Average propane prices (basis Mont Belvieu, Texas) for the third quarter of fiscal 2019 decreased 36.4% compared to the prior year third quarter. Cost of products sold for the third quarter of fiscal 2019 of $78.6 million decreased $16.8 million, or 17.6%, compared to the prior year third quarter, primarily due to lower wholesale product costs and lower propane volumes sold. Cost of products sold included a $0.1 million unrealized (non-cash) gain attributable to the mark-to-market adjustment for derivative instruments used in risk management activities, compared to a $3.8 million unrealized (non-cash) gain in the prior year third quarter. These unrealized mark-to-market adjustments are excluded from Adjusted EBITDA for both periods in the table below.

Combined operating and general and administrative expenses of $114.2 million for the third quarter of fiscal 2019 increased $3.2 million, or 2.9%, compared to the prior year third quarter, primarily due to an increase in accruals for self-insured product liabilities and higher payroll and benefit-related costs.

During the third quarter of fiscal 2019, the Partnership closed on two acquisitions of well-run propane operations, located in strategic markets, for a total purchase price of $10.9 million and reduced debt by $16.3 million.  As a result of the debt repayment, outstanding borrowings under the revolving credit facility were reduced to $127.2 million at the end of the third quarter and the Consolidated Leverage Ratio was 4.41x as of June 2019.  Through the first nine months of fiscal 2019, the Partnership has completed three acquisitions, investing nearly $23.0 million in support of its strategic growth initiatives.

As previously announced on July 25, 2019, the Partnership’s Board of Supervisors has declared a quarterly distribution of $0.60 per Common Unit for the three months ended June 29, 2019.  The distribution is payable on August 13, 2019 to Common Unitholders of record as of August 6, 2019.

Suburban Propane Partners, L.P. is a publicly traded master limited partnership listed on the New York Stock Exchange. Headquartered in Whippany, New Jersey, Suburban has been in the customer service business since 1928. The Partnership serves the energy needs of approximately 1.0 million residential, commercial, industrial and agricultural customers through approximately 700 locations in 41 states.

This press release contains certain forward-looking statements relating to future business expectations and financial condition and results of operations of the Partnership, based on management’s current good faith expectations and beliefs concerning future developments.  These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those discussed or implied in such forward-looking statements, including the following:

•	The impact of weather conditions on the demand for propane, fuel oil and other refined fuels, natural gas and electricity;
•

Volatility in the unit cost of propane, fuel oil and other refined fuels, natural gas and electricity, the impact of the Partnership’s hedging and risk management activities, and the adverse impact of price increases on volumes as a result of customer conservation;

•	The ability of the Partnership to compete with other suppliers of propane, fuel oil and other energy sources;
•

The impact on the price and supply of propane, fuel oil and other refined fuels from the political, military or economic instability of the oil producing nations, global terrorism and other general economic conditions;

•	The ability of the Partnership to acquire sufficient volumes of, and the costs to the Partnership of acquiring, transporting and storing, propane, fuel oil and other refined fuels;
•	The ability of the Partnership to acquire and maintain reliable transportation for its propane, fuel oil and other refined fuels;
•	The ability of the Partnership to retain customers or acquire new customers;
•	The impact of customer conservation, energy efficiency and technology advances on the demand for propane, fuel oil and other refined fuels, natural gas and electricity;
•	The ability of management to continue to control expenses;
•

The impact of changes in applicable statutes and government regulations, or their interpretations, including those relating to the environment and climate change, derivative instruments and other regulatory developments on the Partnership’s business;

•	The impact of changes in tax laws that could adversely affect the tax treatment of the Partnership for income tax purposes;
•	The impact of legal proceedings on the Partnership’s business;
•	The impact of operating hazards that could adversely affect the Partnership’s operating results to the extent not covered by insurance;

•	The Partnership’s ability to make strategic acquisitions and successfully integrate them;
•	The impact of current conditions in the global capital and credit markets, and general economic pressures;
•	The operating, legal and regulatory risks the Partnership may face; and
•

Other risks referenced from time to time in filings with the Securities and Exchange Commission (“SEC”) and those factors listed or incorporated by reference into the Partnership’s Annual Report under “Risk Factors.”

Some of these risks and uncertainties are discussed in more detail in the Partnership’s Annual Report on Form 10-K for its fiscal year ended September 29, 2018 and other periodic reports filed with the SEC.  Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s view only as of the date made. The Partnership undertakes no obligation to update any forward-looking statement, except as otherwise required by law.

# # #

Suburban Propane Partners, L.P. and Subsidiaries

Consolidated Statements of Operations

For the Three and Nine Months Ended June 29, 2019 and June 30, 2018

(in thousands, except per unit amounts)

(unaudited)

	Three Months Ended		Nine Months Ended
	June 29, 2019	June 30, 2018	June 29, 2019	June 30, 2018
Revenues
Propane	$183,052	$205,400	$937,468	$990,344
Fuel oil and refined fuels	12,921	15,400	83,428	82,414
Natural gas and electricity	7,527	10,403	38,527	43,942
All other	10,712	10,733	36,270	34,795
	214,212	241,936	1,095,693	1,151,495

Costs and expenses
Cost of products sold	78,596	95,392	462,703	507,223
Operating	97,804	96,347	305,367	306,614
General and administrative	16,445	14,705	54,938	49,685
Depreciation and amortization	30,151	31,259	90,845	94,593
	222,996	237,703	913,853	958,115
Loss on sale of business	—	—	—	4,823
Operating (loss) income	(8,784)	4,233	181,840	188,557
Interest expense, net	18,906	19,512	58,041	58,428
Other, net	1,176	1,172	3,527	3,518

(Loss) income before provision for (benefit from) income taxes	(28,866)	(16,451)	120,272	126,611
Provision for (benefit from) income taxes	175	144	578	(749)

Net (loss) income	$(29,041)	$(16,595)	$119,694	$127,360

Net (loss) income per Common Unit - basic	$(0.47)	$(0.27)	$1.93	$2.07
Weighted average number of Common Units outstanding - basic	62,009	61,598	61,963	61,542

Net (loss) income per Common Unit - diluted	$(0.47)	$(0.27)	$1.92	$2.06
Weighted average number of Common Units outstanding - diluted	62,009	61,598	62,262	61,780

Supplemental Information:
EBITDA (a)	$20,191	$34,320	$269,158	$279,632
Adjusted EBITDA (a)	$20,053	$30,514	$276,410	$285,876
Retail gallons sold:
Propane	73,785	80,491	363,079	375,201
Refined fuels	4,331	5,138	26,707	27,905
Capital expenditures:
Maintenance	$3,862	$2,185	$11,318	$10,071
Growth	$3,869	$5,509	$12,965	$15,776

(more)

(a)

EBITDA represents net income before deducting interest expense, income taxes, depreciation and amortization. Adjusted EBITDA represents EBITDA excluding the unrealized net gain or loss on mark-to-market activity for derivative instruments and other items, as applicable, as provided in the table below. Our management uses EBITDA and Adjusted EBITDA as supplemental measures of operating performance and we are including them because we believe that they provide our investors and industry analysts with additional information that we determined is useful to evaluate our operating results.

EBITDA and Adjusted EBITDA are not recognized terms under accounting principles generally accepted in the United States of America (“US GAAP”) and should not be considered as an alternative to net income or net cash provided by operating activities determined in accordance with US GAAP.  Because EBITDA and Adjusted EBITDA as determined by us excludes some, but not all, items that affect net income, they may not be comparable to EBITDA and Adjusted EBITDA or similarly titled measures used by other companies.

The following table sets forth our calculations of EBITDA and Adjusted EBITDA:

	Three Months Ended		Nine Months Ended
	June 29, 2019	June 30, 2018	June 29, 2019	June 30, 2018
Net (loss) income	$(29,041)	$(16,595)	$119,694	$127,360
Add:
Provision for (benefit from) income taxes	175	144	578	(749)
Interest expense, net	18,906	19,512	58,041	58,428
Depreciation and amortization	30,151	31,259	90,845	94,593
EBITDA	20,191	34,320	269,158	279,632
Unrealized (non-cash) (gains) losses on changes in fair value of derivatives	(138)	(3,806)	7,252	1,421
Loss on sale of business	—	—	—	4,823
Adjusted EBITDA	$20,053	$30,514	$276,410	$285,876

The unaudited financial information included in this document is intended only as a summary provided for your convenience, and should be read in conjunction with the complete consolidated financial statements of the Partnership (including the Notes thereto, which set forth important information) contained in its Quarterly Report on Form 10-Q to be filed by the Partnership with the United States Securities and Exchange Commission ("SEC").  Such report, once filed, will be available on the public EDGAR electronic filing system maintained by the SEC.